Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-265521, 333-264412, 333-255584, and 333-228906 on Form S-1, and 333-254455 and 333-256786 on Form S-8 of our report dated August 30, 2021, relating to the financial statements of Simplicity Esports and Gaming Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to Simplicity Esports and Gaming Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Simplicity Esports and Gaming Company for the year ended May 31, 2021.

/s/ Prager Metis CPAs, LLP

El Segundo, CA
September 26, 2022